EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Nov. 4, 2021

ORION ENGINEERED CARBONS REINSTATES INTERIM QUARTERLY DIVIDEND – RESUMING RETURN OF CAPITAL TO SHAREHOLDERS

HOUSTON - (Nov. 4, 2021) -- Orion Engineered Carbons (NYSE: OEC), a leading global supplier of specialty and high-performance carbon black, today announced that its board of directors has declared an interim dividend to be paid in the first quarter of 2022 in the aggregate amount of $1.25 million, which is equivalent to approximately $0.02 per Common Share of the company.

The interim dividend will be paid on January 12, 2022, to holders of record as of the close of business on January 5, 2022. Luxembourg withholding tax at a rate of 15% will be deducted from each interim dividend, subject to exemptions and reductions in certain circumstances.

“Our primary capital allocation objective remains to invest in differentiated applications that drive economic profit and raise our long-run earnings capacity. Expansions presently underway in Ravenna, Italy and Huaibei, China, as well as future efforts to advance our conductivity franchise are excellent examples of the type of high-return initiatives we expect to allocate capital toward in the coming years. With that in mind, we are reinstating our dividend at a level that can be grown, sustained across a range of market conditions and still allows us to invest in high value projects,” said Corning Painter, Orion’s chief executive officer.

“We are confident that our strategy of balancing a prudent capital structure with investing in value-enhancing opportunities while returning a portion of our capital to shareholders will maximize long-term growth and value creation,” Painter concluded.

The company will further discuss its growth investments and capital allocation intentions as part of its third quarter 2021 results conference call on Friday, November 5, 2021, at 8:30 a.m. (EDT). Details for the call can be found on the company’s investor website.

About Orion Engineered Carbons

Orion Engineered Carbons (NYSE:OEC) is a global supplier of carbon black products, including high-performance specialty furnace black, gas black, lamp black, thermal black, acetylene black and other carbon blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, batteries, tires, and mechanical rubber goods. The company has over 125 years of history providing customized solutions from a network of 14 global production sites and is dedicated to responsible business practices that emphasize reliability, innovation and sustainability. For more information, please visit orioncarbons.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements of future expectations that are based on current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. New risk factors and uncertainties emerge from time to time, and it is not possible to predict all risk factors and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.

Contact:
Wendy Wilson	William Foreman
Orion Engineered Carbons	Orion Engineered Carbons
Investor Relations	Corporate Communications
+1 281-974-0155	+1 281-889-7833
Investor.relations@orioncarbons.com	William.foreman@orioncarbons.com

###